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                                                                   EXHIBIT 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 24, 1998 (except for the second paragraph of Note 1 as to which the date is January 25, 1999), included in the Proxy Statement of Autodesk, Inc. that is made a part of Amendment No. 3 to the Registration Statement (Form S-4 No. 333-65075) and Prospectus of Autodesk, Inc.

  We also consent to the incorporation by reference therein of our report dated February 24, 1998 (except for the second paragraph of Note 1 as to which the date is January 25, 1999) with respect to the financial statement schedules of Autodesk, Inc. for the years ended January 31, 1998, 1997, and 1996 included in the Annual Report (Form 10-K/A) for 1998 filed with the Securities and Exchange Commission.

San Jose, California

February 3, 1999